Exhibit 99.1

      ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS FIRST QUARTER 2005 RESULTS

For Immediate Release

College Point, New York - May 16, 2005 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its results for the first quarter of 2005.

Revenues for the quarter were $10,888,835, as compared to $7,299,641 in the first quarter of 2004. Net loss was $129,678 or $0.00 per share, as compared to net income of $139,136, or $0.01 per share, in the first quarter of 2004.

Jay Gelman, Chairman and CEO said, "Our continued strong revenue growth in the quarter reflects expansion of our customer base as well as increased sales to our existing customers. We are supported in this growth by the access that our key manufacturers give us to merchandise that is in high demand. In the quarter we also began to generate customers through our newly launched business-to-business website.

"Our approximately $130,000 loss in the first quarter primarily reflects additions to our accounts receivable allowance for doubtful accounts.

"We also incurred substantial costs for accounting, IT consulting fees and related fees that continue to reflect the expense of establishing ourselves as a publicly traded company. These costs should decline significantly in the next several quarters.

"At this stage in the life of our company we are focusing on rapid top line growth - to solidify our relationship with our significant vendors - while we seek to operate on an at least roughly break-even basis. We are nevertheless mindful of the importance of bottom line growth, and are taking steps to reduce our costs and improve our margins."

For additional information see the Company's SEC Report on Form 10QSB for the period ended March 31, 2005.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

                       ALLIANCE DISTRIBUTORS HOLDING INC.

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                      Three months ended March 31,
                                                     ----------------------------
                                                         2005            2004
                                                     ------------    ------------
Net sales                                            $ 10,888,835    $  7,299,641

Cost of goods sold                                      9,646,498       6,200,621
                                                     ------------    ------------
Gross profit                                            1,242,337       1,099,020

Operating expenses:
  Selling, general and administrative expenses          1,250,569         920,562
  Stock option compensation expense                        26,833              --
                                                     ------------    ------------
Total operating expenses                                1,277,402         920,562
                                                     ------------    ------------
Income (loss) from operations                             (35,065)        178,458

Interest expense                                           93,613          27,155
                                                     ------------    ------------
Income (loss) before provision for income taxes          (128,678)        151,303

Provision for income taxes                                  1,000          12,167
                                                     ------------    ------------
Net income (loss) available to common shareholders   $   (129,678)   $    139,136
                                                     ============    ============
Net income (loss) per share - basic and diluted      $        .00    $        .01
                                                     ============    ============
Basic and diluted weighted-average common shares
    outstanding                                        46,417,098      24,679,997
                                                     ============    ============

Contact:

Alliance Distributors Holding Inc.

David Devor

718-747-1500 x 117

david@alliancedis.com